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                     September 8, 2023

       Subramaniam Viswanathan
       Chief Financial Officer
       Chimera Investment Corporation
       630 Fifth Avenue , Ste 2400
       New York, NY 10111

                                                        Re: CHIMERA INVESTMENT
CORP
                                                            Form 10-K for the
year ended December 31, 2022
                                                            File No. 001-33796

       Dear Subramaniam Viswanathan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction